Exhibit 5.1

[ ] October 2009	Our Ref: RDL/bk
AEI
Clifton House
75 Fort Street
P.O. Box 190GT
George Town, Grand Cayman
Cayman Islands
Sirs
Validity of Issue of Ordinary Shares Issuable by AEI (an Exempted Company Incorporated Under the Laws of the Cayman Islands)
We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to the Registration Statement issued by AEI (the “Company”) and in connection with the execution, delivery and performance by the Company of its obligations contemplated by the Registration Statement including, without limitation, the issue of the Securities (each as defined in Schedule 1) contemplated thereby to be made.
For the purposes of giving this opinion, we have examined and relied upon the originals, copies or certified translations of the documents listed in Schedule 1.
In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.
We are Attorneys at Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Registration Statement nor upon the commercial terms of the transactions contemplated thereby.
Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.
1.	The Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

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2.	The Company has full corporate power and authority to own its properties and conduct its business in accordance with the Company’s Articles (as defined in Schedule 1) as described in the Registration Statement, to perform its obligations thereunder including, without limitation, the issuance and allotment of the Securities contemplated thereby to be made.

3.	Pursuant to the provisions of Section 48 of the Cayman Islands Companies Law (2009 Revision) (the “Law”) the register of members of a Cayman Islands exempted company shall be prima facie evidence of any matters directed or authorised by the Law to be inserted therein. Based on our examination of the Company’s Register of Members, all of the issued and outstanding ordinary shares in the capital of the Company as at the date hereof have been validly issued and are fully-paid and non-assessable.

4.	The offering of the Securities by the Company contemplated to be made by the Registration Statement has been duly authorised by all necessary corporate action of the Company and, upon the issue of the Securities (by the entry of the name of the registered owner in the register of shareholders of the Company confirming that such Securities have been issued credited as fully paid) in accordance with the Articles and the Registration Statement, such Securities will be validly issued, fully paid and non-assessable.

5.	The Securities conform to the information in the Registration Statement and to the description of such Securities contained in the Final Prospectus (defined in Schedule 1), and are free from any restrictions on voting or transfer under the laws of the Cayman Islands and the Company’s Articles. The authorised equity capitalisation of the Company is as set forth in the Registration Statement. Subject to the provisions of any contract amongst shareholders of the Company to the contrary, the shareholders of the Company have no pre-emptive or similar rights with respect to the Securities contemplated to be issued in the terms described in the Registration Statement.

6.	The statements set forth in the Registration Statement under the caption “Taxation — Cayman Islands Taxation”, insofar as they purport to describe the provisions of the applicable Cayman Islands laws and the documents referred to therein, are accurate, complete and fair in all material respects.

7.	Without prejudice to the generality of the foregoing, we are of the opinion that:
(a)	the Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no Cayman Islands taxation in the nature of inheritance tax or estate duty. No person acquiring ordinary shares in the capital of the Company will be subject to Cayman Islands taxation in respect of any payments of dividends or upon the repurchase by the Company of any such ordinary shares. In addition, no person acquiring ordinary shares in the capital of the Company will be subject to Cayman Islands withholding tax on payments of dividends or distributions, including upon a return of capital, nor will gains derived from the

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disposal of such ordinary shares be subject to Cayman Islands income or corporation tax.

(b)	No Cayman Islands stamp duty will be payable by any person acquiring ordinary shares in the capital of the Company in respect of the issue or transfer of ordinary shares contemplated by the Registration Statement. However, an instrument transferring title to an ordinary share in the capital of the Company, if brought to or executed in the Cayman Islands, would be subject to Cayman Islands stamp duty.

(c)	The Cayman Islands are not party to any double taxation treaties.

(d)	There are no exchange control regulations or currency restrictions in the Cayman Islands.

(e)	The Company has, pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, obtained an undertaking from the Governor in Cabinet that:
(i)	no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation applies to us or our operations; and

(ii)	the aforesaid tax or any tax in the nature of estate duty or inheritance tax are not payable on any ordinary shares in the capital of the Company, debentures or other obligations.
The undertaking obtained by the Company is for a period of 20 years from July 8, 2003.
This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is governed by and shall be construed in accordance with the laws of the Cayman Islands.
We consent to the filing of this opinion as an exhibit to the Registration Statement and consent to any and all references to our name in the Registration Statement. In giving such consent, we do not admit that we are experts within the meaning of Section 11 of the United States Securities Act 1933 Act, or that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act 1933 Act or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.
Yours faithfully

WALKERS

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SCHEDULE 1
LIST OF DOCUMENTS EXAMINED
1.	The Certificate of Incorporation, Certificate of Incorporation on Change of Name, Memorandum and Articles of Association, Register of Members and Register of Directors and Officers of the Company, copies of which have been provided to us by each Company’s registered office in the Cayman Islands (together the “Company Records”).

2.	A Certificate of Good Standing dated [ ] October 2009 in respect of the Company issued by the Registrar of Companies.

3.	A copy of executed minutes of a meeting of the Board of Directors of the Company dated 19 August 2009 (the “Resolutions”).

4.	Copy of the Registration Statement filed on 18 August 2009 on Form F-1 by the Company with the SEC (the “Registration Statement”) incorporating the Preliminary Prospectus issued by the Company in respect of the issue and sale of ordinary shares in the capital of the Company (the “Securities”).

SCHEDULE 2
ASSUMPTIONS
1.	There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Registration or the issuance and allotment of Securities contemplated thereby to be made and, insofar as any obligation expressed to be incurred or undertaken under the Registration Statement is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

2.	The Board of Directors of the Company considers the filing of the Registration Statement and the issuance and allotment of Securities contemplated thereby to be made to be in the best interests of the Company.

3.	No disposition of property contemplated to made by the Registration Statement is made for an improper purpose or wilfully to defeat an obligation owed to a creditor and at an undervalue.

4.	The Company was on the date of issuance of the Registration Statement able to pay its debts as they became due from its own moneys, and any disposition or settlement of property contemplated by the Registration Statement to be effected is made in good faith and for valuable consideration and at the time of any such disposition of property by the Company the Company will be able to pay its debts as they become due from its own moneys.

5.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the documents are genuine and are those of a person or persons purporting to execute such documents. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. All such Documents conform in every material respect to the latest draft of the same produced to us and, where provided in successive drafts, has been marked up to indicate all changes thereto.

6.	The Memorandum and Articles of Association reviewed by us are the Memorandum and Articles of Association of the Company in force at the date hereof.

7.	The copies of the Register of Members, Register of Directors and Officers, Register of Mortgages and Charges, Certificate of Incorporation, and Memorandum and Articles of Association of the Company provided to us by its registered office are true and correct copies of the originals of the same and are complete and accurate.

8.	The Court Register at the Search Date constitutes a complete record of the proceedings before the Grand Court as at the Search Time.

9.	The Resolutions were duly adopted at duly convened meetings of the Board of Directors and such meetings were held and conducted in accordance with the Articles of Association of the Company.

10.	The Resolutions remain in full force and effect and have not been revoked or varied.

11.	No resolution voluntarily to wind up the Company has been adopted by the members and no event of a type which is specified in the Company’s articles of association as giving rise to the winding up of the Company (if any) has in fact occurred.

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SCHEDULE 3
QUALIFICATIONS
1.	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions and/or measures adopted by the European Union Council for Common Foreign & Security Policy extended to the Cayman Islands by the Order of Her Majesty in Council.

2.	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing. The term “good standing” as used herein means that the Company is not currently in breach of its obligations to file the annual return, and pay the annual filing fees, due for the current calendar year, and having regard to any grace periods permitted under the Companies Law.

3.	Based on the decision in the English case of Houldsworth v City of Glasgow Bank (1880) 5 App Cas 317 HL, in the event of a misrepresentation by a Company on which a shareholder relied in agreeing to subscribe for shares in such Company, the shareholder may be entitled to rescind the share subscription agreement and thereafter claim damages against such Company for any additional loss suffered as a result of the misrepresentation. Such a claim for damages will not arise unless and until the shareholder has successfully rescinded the share subscription agreement. A shareholder may be barred from rescinding on the grounds of delay or affirmation and if such Company is wound up (whether voluntarily or compulsorily), such shareholder will lose the right to rescind the share subscription agreement.